Exhibit 99.1

Reed’s Announces Leadership Updates

Norwalk, CT, (February 6, 2025) — Reed’s, Inc. (OTCQX: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, natural ginger beverages, today announced key leadership changes, effective February 10, 2025, to bolster its executive team and reinforce its operational foundation. Douglas McCurdy has been appointed to Chief Financial Officer (“CFO”), succeeding Joann Tinnelly, who will transition to Chief Accounting Officer (“CAO”). Additionally, Reed’s has appointed Salvatore Vassallo as Vice President of Operations.

Mr. McCurdy has decades of finance, operational, and leadership experience across several industries, including investment banking, technology, and the US Navy. He brings extensive operating experience having served as Chief Financial Officer and Chief Operating Officer for multiple early-stage growth companies, including REZI, Torrential, and BBE. Mr. McCurdy also held corporate finance and strategic advisory positions at Banc of America Securities. He started his career as a Lieutenant in the US Navy. Mr. McCurdy holds a Master of Business Administration in Accounting and Finance from the University of Chicago Booth School of Business and a Bachelor of Science in Mechanical Engineering from Worcester Polytechnic Institute.

Mr. Vassallo, a seasoned consumer packaged goods and supply chain executive, joins Reed’s with extensive experience in inventory management, strategic sourcing and supply chain optimization. Most recently, he served as Vice President of Supply Chain at Boylan Bottling Co., where he streamlined distribution networks, drove cost-reduction and process improvement initiatives, and led innovation projects. Mr. Vassallo’s experience in supply chain management for CPG companies includes roles at Ferrero, Snapple Beverages and Henkel. He holds an MBA from the University of Connecticut, a Bachelor of Science in Economics from Universita’ Bocconi and a MicroMasters Certificate in Supply Chain Management from MIT.

“We are pleased to welcome Doug and Sal to the Reed’s executive team,” said Norman E. Snyder, CEO of Reed’s. “Their combined expertise in finance, supply chain and operations will contribute to our strategic initiatives and further position Reed’s for long-term success. Joann’s transition to CAO provides great continuity for our finance team and I want to thank her for serving as CFO over the past 16 months. These leadership changes, together with our strengthened balance sheet, put us in a strong position to execute our growth and profitability objectives in 2025.”

About Reed’s, Inc.

Reed’s is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The Company’s beverages are now sold in over 45,000 stores nationwide.

Reed’s is known as America’s #1 name in natural, ginger-based beverages. Crafted using real ginger and premium ingredients, Reed’s portfolio includes ginger beers, ginger ales, ready-to- drink ginger mules and hard ginger ales. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and Cola. These flavors are also available in five zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com. To receive exclusive perks for Reed’s investors, please visit the Company’s page on the Stockperks app here.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are typically identified by terms such as “will contribute,” “position,” and similar expressions. These forward-looking statements are based on current expectations. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties, and assumptions, many of which involve factors or circumstances that are beyond our control.

The risks and uncertainties include, but are not limited to: inventory shortages; risks associated with new product releases; the impacts of further inflation; risks that customer demand may fluctuate or decrease; risks that we are unable to collect unbilled contractual commitments, particularly in the current economic environment; our ability to compete successfully and manage growth; our significant debt obligations; our ability to develop and expand strategic and third party distribution channels; our dependence on third party suppliers, brewers and distributors; third party co-packers meeting contractual commitments; risks related to our international operations; our ability to continue to innovate; our strategy of making investments in sales to drive growth; increasing costs of fuel and freight, protection of intellectual property; competition; general political or destabilizing events, including the wars in Ukraine and Israel, conflict or acts of terrorism; financial markets, commodity and currency impacts of the wars; the effect of evolving domestic and foreign government regulations, including those addressing data privacy and cross-border data transfers; and other risks detailed from time to time in Reed’s public filings, including Reed’s annual report on Form 10-K filed on April 1, 2024, which is available on the Securities and Exchange Commission’s web site at www.sec.gov. These forward-looking statements are based on current expectations and speak only as of the date hereof. Reed’s assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Relations Contact

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

ir@reedsinc.com

(720) 330-2829